Exhibit (a)(1)(C)

DOLBY LABORATORIES, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS

ELECTION FORM

Before signing this election form, please make sure you have received, read and understand the documents that make up this voluntary offer to exchange certain underwater stock options for a lesser number of restricted stock units, subject to a new vesting schedule (referred to as the “offer”), including: (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (referred to as the “Offer to Exchange”); (2) the e-mail from Andrew Dahlkemper, dated July 16, 2012 and the e-mail from dolbyoptionexchange@dolby.com, dated July 16, 2012; (3) this election form; and (4) the withdrawal form. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible option holders who hold eligible options the opportunity to exchange these eligible options for restricted stock units as set forth in Section 2 of the Offer to Exchange. This offer expires at 9:00 p.m., Pacific Time, on August 10, 2012, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms outlined in the offer documents, the number of restricted stock units you receive will be based on the exercise price of your exchanged options as described in Section 2 of the Offer to Exchange. If you participate in this offer, you may exchange outstanding options granted to you by Dolby before July 16, 2011, with an exercise price greater than $45.83 per share. However, options will not be eligible options (and any election with regard to such options will be disregarded) if, on the expiration date of the offer, the exercise price of the option is equal to or less than the closing price of Dolby’s common stock on the expiration date. Each restricted stock unit will vest in accordance with the schedule described in Section 9 of the Offer to Exchange. Vesting on any date is subject to your continued service with Dolby (or one of its subsidiaries) (the “Dolby Group”) through each relevant vesting date, except as described in the Offer to Exchange. You will lose your rights to all exchanged options that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE DOCUMENTS RELATING TO THE OFFER, INCLUDING DATA PROCESSING BY COMPANIES IN THE DOLBY GROUP AND THEIR SERVICE PROVIDERS, INCLUDING COMPUTERSHARE SHAREOWNER SERVICES LLC IN THE UNITED STATES (“COMPUTERSHARE”). YOUR PARTICIPATION IS VOLUNTARY AND ENTIRELY UP TO YOU. IF YOU DECLINE TO PARTICIPATE, YOU WILL NOT BE ABLE TO EXCHANGE YOUR OPTIONS FOR RESTRICTED STOCK UNITS, BUT YOUR EMPLOYMENT RELATIONSHIP OR STATUS WILL NOT BE ADVERSELY AFFECTED.

DATA PRIVACY. Dolby has engaged Computershare (a specialized provider of employee equity plan services) to assist with the implementation of the offer. For the exclusive purpose of administering your participation in the offer, Dolby Group, Computershare and other providers will process your name, work e-mail address and, to the extent provided to the Dolby Group, personal

e-mail address, home address, telephone number, employee identification number, and details of all eligible options (“Data”) in the country where you work and in the United States and in other jurisdictions that may have different data privacy laws and protections than your country. Computershare and other providers will hold and process Data under strict confidentiality agreements and only as necessary to administer the offer. The Dolby Group and its providers may also have to share Data with tax authorities as required by law. For more information, you may contact privacy@dolby.com.

If you would like to participate in this offer, please indicate your election by checking one of the boxes below and completing and signing this election form. Please be sure to follow the instructions, which are attached.

To participate in the offer to exchange some or all of your eligible options, unless you are located in France, you may complete and submit your election via the offer website at www.Corp-action.net/Dolby on or before 9:00 p.m., Pacific Time, on August 10, 2012, unless extended.

Alternatively, you must sign, date and send the completed and attached election form via U.S. mail (or other post) or Federal Express (or similar delivery service) which must be received by Computershare on or before 9:00 p.m., Pacific Time, on August 10, 2012, unless extended, to:

Computershare Shareowner Services LLC

Corporate Action Department – 27th Floor

480 Washington Boulevard

Jersey City, NJ 07310 U.S.A.

Only responses that are complete, signed and actually received by Computershare through the methods described above by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice delivery, fax, or e-mail are not permitted.

Please check the appropriate box (you may view your eligible option grants on the offer website at www.Corp-action.net/Dolby):

☐    Yes, I wish to participate in the offer as to ALL of my eligible option grants.

All of my eligible options will be cancelled irrevocably on the cancellation date, currently expected to be August 10, 2012.

OR

☐    Yes, I wish to participate in the offer as to my eligible option grants listed below (please list):

Eligible Option Grant Number	Grant Date

My eligible option grants that are specifically listed above will be cancelled irrevocably on the cancellation date, currently expected to be August 10, 2012.

I understand that this election form will replace any election form I previously submitted.

Option Holder Signature

Option Holder Name (Please print)

Date and Time	E-mail Address

COMPUTERSHARE MUST RECEIVE THIS FORM NO LATER THAN 9:00 P.M., PACIFIC TIME, ON AUGUST 10, 2012.

DOLBY LABORATORIES, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS

ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of the Election.

A properly completed election must be received either (i) via the offer website or (ii) by U.S. mail (or other post) or Federal Express (or similar delivery service), on or before 9:00 p.m., Pacific Time, on August 10, 2012 (referred to as the expiration date).

Electing Through the Offer Website (Other than Eligible Option Holders in France):

1. To access the offer website, go to www.Corp-action.net/Dolby. On the welcome page of the website, you may access various documents that provide further details about the offer. Select the “Continue” button to log in to the site.

2. To log in to the site, enter your Dolby e-mail address and your 9-digit Personal Identification Number (PIN) that you received in the e-mail from dolbyoptionexchange@dolby.com on July 16, 2012 and select the “Continue” button. If you do not know your PIN, you may select the “Forgot Your PIN” link or contact the Computershare Call Center at 866-438-1109 (within the U.S.) or +1-201-680-6942 (call collect outside the U.S.).

3. You will be directed to the Stock Option Exchange Election Form where you can review your eligible options and access the option exchange analysis tool, which will enable you to enter hypothetical future stock prices and see the stock price’s effect on the potential future values of your eligible options or restricted stock units.

4. To make your election, indicate the eligible options that you would like to exchange by selecting “Exchange” or “Do Not Exchange” next to the eligible option grants.

5. Click on the “Submit” button to finalize your elections.

6. After you submit your election, you will be directed to the “Election Confirmation” page. Print and save a copy of the confirmation for your records.

Your election must be received by Computershare on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 10, 2012.

Electing via Mail or Delivery Service (Must be used by Eligible Option Holders in France):

If you choose not to utilize the offer website acceptance process (or if you are an eligible option holder in France), you may submit your election by sending your completed election form via U.S. mail (or other post) or Federal Express (or similar delivery service) to the address provided below. You do not need to submit an election by mail or delivery service if you accept the offer via the offer website, unless you are located in France. To send your election by mail or delivery service, you must do the following on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be August 10, 2012:

1. Properly complete and sign the election form.

2. Send the completed and signed election form via U.S. mail (or other post) or Federal Express (or similar delivery service) to:

Computershare Shareowner Services LLC

Corporate Action Department – 27th Floor

480 Washington Boulevard

Jersey City, NJ 07310 U.S.A.

The delivery of all required documents, including election forms, is at your risk. Only responses that are complete and actually received by the deadline will be accepted. In all cases, you should allow sufficient time to ensure timely delivery. Computershare intends to confirm the receipt of your election form via an e-mail generated from the offer website within two (2) U.S. business days if your election was received by Computershare via U.S. mail (or other post) or Federal Express (or similar delivery service). Please note that if you submit an election form via mail or delivery service within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent Computershare from providing a confirmation by e-mail prior to the expiration of the offer. Confirmation statements for submissions through the offer website may be obtained by printing the “Election Confirmation” page after submitting your election; you should print and save a copy of the confirmation for your records. If you have not received a confirmation, it is your responsibility to confirm that Computershare has received your election. Responses submitted by any other means, including hand delivery, interoffice delivery, fax, or e-mail are not permitted. Eligible option holders located in France may submit elections and withdrawals by mail or delivery service only. Dolby will reimburse eligible option holders in France for their costs to send their election forms via overnight delivery service.

Computershare’s receipt of your election is not by itself an acceptance of your eligible options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly submitted and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication.

Dolby or Computershare will not accept any alternative, conditional or contingent elections. Although it is Computershare’s intent to send you an e-mail confirmation of receipt of this election form if you submit your election via U.S. mail (or other post) or Federal Express (or similar delivery service), or provide a confirmation statement on the offer website if you submit your election via the offer website, by completing and submitting this election, you waive any right to receive any notice of the receipt of the election of your options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you merely will be a notification that Computershare has received your election and does not mean that your options have been cancelled. Your eligible options that are accepted for exchange will be cancelled on the same U.S. calendar day as the expiration of the offer (but following the expiration of the offer), which cancellation is scheduled to be August 10, 2012.

2.	Withdrawal and Additional Elections.

Elections to exchange options through the offer may be withdrawn at any time on or before 9:00 p.m., Pacific Time, on August 10, 2012. If Dolby extends the offer beyond that time, you may withdraw your options elected for exchange at any time until the extended expiration of the offer. In addition, although Dolby currently intends to accept your validly elected options promptly after the expiration of the offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on September 10, 2012, you may withdraw your elected options at any time thereafter.

To withdraw some or all of your elected eligible options you must deliver a properly completed withdrawal via the offer website at www.Corp-action.net/Dolby or by U.S. mail (or other post) or Federal Express (or similar delivery service) while you still have the right to withdraw the eligible options to the address below:

Computershare Shareowner Services LLC

Corporate Action Department – 27th Floor

480 Washington Boulevard

Jersey City, NJ 07310 U.S.A.

You may not rescind any withdrawal and any eligible options withdrawn will not be deemed properly elected for exchange for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date.

To re-elect to exchange some or all of your withdrawn options or to elect to exchange additional eligible options, you must submit a new election via the offer website at www.Corp-action.net/Dolby or by U.S. mail (or other post) or Federal Express (or similar delivery service) to the address below:

Computershare Shareowner Services LLC

Corporate Action Department – 27th Floor

480 Washington Boulevard

Jersey City, NJ 07310 U.S.A.

Your new election must be submitted before the expiration date in accordance with the procedures described in these instructions. Because any prior election will be disregarded, your new election must indicate all eligible options you wish to exchange, not just those you wish to add. Your new election must include the required information regarding all of the options you want to exchange and must be signed and clearly dated after the date of your original election form and any withdrawal you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election, any previously submitted elections and/or withdrawals will be disregarded and will be considered replaced in full by the new election. You will be bound by the last properly submitted election and/or withdrawal we receive prior to the expiration date.

3.	Elections.

If you intend to exchange eligible options through the offer, you must exchange all of your shares subject to each eligible option grant, except as noted herein.

You may pick and choose which of your eligible option grants you wish to exchange. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised. However, if an eligible option grant is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), only the portion beneficially owned by the eligible option holder may be elected for exchange in the offer; such portion must be exchanged for all remaining outstanding shares.

4.	Signatures on this Election.

If the election is being submitted via U.S. mail (or other post) or Federal Express (or similar delivery service), it must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If this election is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Dolby of the authority of that person to act in that capacity must be submitted with this election.

Elections by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the offer website.

Elections submitted via the offer website:

Entering your username and personal identification number (PIN) and submitting the election via the offer website is the equivalent of signing your name on a paper form and has the same legal effect as your written signature.

5.	Other Information on this Election.

If you are submitting the election via U.S. mail (or other post) or Federal Express (or similar delivery service), in addition to signing the election form, you must print your name and indicate the date and time at which you signed. You also must include a current e-mail address.

6.	Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange or this election form may be directed to the Computershare Call Center at 866-438-1109 (within the U.S.) or +1-201-680-6942 (call collect outside the U.S.). The Call Center is open 24 hours a day, 5 days a week, Monday through Friday Pacific Time. Copies will be furnished promptly at Dolby’s expense.

7.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly elected options for exchange that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and elected options. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the relevant option holder or waived by us. Neither we nor any other person (including Computershare) is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The election must be received on or before 9:00 p.m., Pacific Time, on August 10, 2012, via the offer website at www.Corp-action.net/Dolby or by U.S. mail (or other post) or Federal Express (or similar delivery service) to the address below:

Computershare Shareowner Services LLC

Corporate Action Department – 27th Floor

480 Washington Boulevard

Jersey City, NJ 07310 U.S.A.

8.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the e-mail from Andrew Dahlkemper, dated July 16, 2012 and the e-mail from dolbyoptionexchange@dolby.com, dated July 16, 2012, before deciding to participate in the offer.

9.	Important Tax Information.

Please refer to Section 14 and Schedules C through U of the Offer to Exchange, which contain important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.